                                                                                                                       EXHIBIT 12

                                       DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                  COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                  For the Three Months Ended
                                  --------------------------
                                          September 30,                              For the Years Ended June 30,
                                          -------------                              ----------------------------
                                       2002          2001           2002          2001         2000           1999        1998
                                       ----          ----           ----          ----         ----           ----        ----
Earnings:
  Net Income                       $ (991,247)   $ (778,325)    $ 3,636,713   $ 3,635,895   $ 3,464,857    $2,150,794   $2,451,272
  Provisions for income taxes        (556,543)     (475,400)      2,249,500     2,232,500     2,068,500     1,239,100    1,401,000
  Fixed charges                     1,145,759     1,263,181       4,781,757     5,116,965     4,754,731     4,534,936    4,348,498
                                   ----------    ----------     -----------   -----------   -----------    ----------   ----------
     Total                         $ (402,031)   $    9,456     $10,667,970   $10,985,360   $10,288,088    $7,924,830   $8,200,770
                                   ==========    ==========     ===========   ===========   ===========    ==========   ==========


Fixed Charges:
  Interest on debt                 $1,105,469    $1,222,891     $ 4,620,597   $ 4,955,805   $ 4,593,571    $4,373,776   $4,223,946
  Amortization of debt expense         40,290        40,290         161,160       161,160       161,160       161,160      124,552
                                   ----------    ----------     -----------   -----------   -----------    ----------   ----------
                                   $1,145,759    $1,263,181     $ 4,781,757   $ 5,116,965   $ 4,754,731    $4,534,936   $4,348,498
                                   ==========    ==========     ===========   ===========   ===========    ==========   ==========


Ratio of Earnings to
Fixed Charges:
  Actual                                 (.35x)         .01x           2.23x         2.15x         2.16x         1.75x        1.89x

Pro Forma:
  Actual fixed charges              1,145,759                     4,781,757


  Pro forma interest on debt to be
  Sold, assuming a rate of 7.25%      362,500                     1,450,000


  Actual interest on debt to
  be retired                         (334,655)                   (1,338,618)


  Pro forma fixed charges           1,173,604                     4,893,139


  Pro forma ratio of earnings to
  fixed charges                          (.32x)                        2.20x